Exhibit10

RESTATED ACCORD AND SATISFACTION AGREEMENT

This Restated Accord and Satisfaction Agreement (this “Agreement”) is made on March 24, 2011, between Robert Betty and Feng Brown, individuals with an address at 308 National Road, Exton, Pennsylvania, 19341 (“Creditors”) and ComCam International, Inc., a Delaware corporation with offices located at 1140 McDermott Drive, West Chester, Pennsylvania, 19380 (“Debtor”) to replace in its entirety the Accord and Satisfaction Agreement dated February 21, 2011 between the aforementioned parties.

SECTION ONE: ACKNOWLEDGEMENT OF EXISTING OBLIGATION

On December 30, 2009, Debtor entered into a Share Purchase Agreement (the “Share Purchase”) with the Creditors and Pinnacle Integrated Systems, Inc. (“Pinnacle”). Pursuant to the Share Purchase and the Secured Promissory Note (the “Note”) dated December 30, 2009, between the Creditors and Debtor, the parties acknowledge that Debtor was indebted to the Creditors in the sum of eight hundred and fifty five thousand, two hundred and eight dollars, and thirty seven cents ($855,208.37), including accrued interest as of February 21, 2011. Pursuant to the Security Agreement (the “Security”) dated December 30, 2009, between the Creditors and Debtor, the collateral to the Note was recorded with the State of Pennsylvania pursuant to a UCC filing #2009123006909 and the State of Delaware #2009 4179534, covering all of the ownership and assets of Pinnacle, each to be released on full satisfaction of the terms and conditions of the Note.

SECTION TWO: AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and the Creditors desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of Agreement and the Note.

SECTION THREE: CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and the Creditors agree as follows:

a.                   Method of Payment: Debtor agrees to pay to the Creditors and the Creditors agree to accept from Debtor, in full satisfaction of $855,208.37, constituting the indebtedness described in Section One, above, four hundred and fifteen thousand dollars ($415,000) and eight hundred thousand (800,000) shares of Debtor’s common stock, valued at $0.50 per share, as full consideration for the debt owed to the Creditors as described in Section One, above.

b.                    Satisfaction: On execution of this Agreement and Debtor’s board of directors’ resolution authorizing the payment of $415,000 and the issuance of 800,000 shares of Debtor’s common stock to the Creditors provided for in Section Three (a), above, the original indebtedness of Debtor to the Creditors, as described in Section One, above, will be forever cancelled and discharged, and Debtor will immediately and forever release the said UCC filings, as described in Section One, above.

In witness whereof, the parties have executed this Agreement on the date first mentioned above.

ComCam International, Inc.	Robert Betty	Feng Brown

/s/ Don Gilbreath	/s/ Robert Betty	/s/ Feng Brown
By: Don Gilbreath
Its: chief executive officer